Exhibit 99.1

FOR IMMEDIATE RELEASE

February 14, 2007

MILLENNIUM BANKSHARES REPORTS FOURTH QUARTER

AND 2006 RESULTS

Diluted earnings per share for the year of $0.27, up 80% from 2005.
Assets grow to $592.4 million, up 41% since year-end 2005.

Reston, VA - February 14, 2007 - Millennium Bankshares Corporation (Nasdaq: MBVA) today announced a net loss of $200,000 for the quarter ended December 31, 2006, or ($0.02) per diluted share, versus a net loss of $15,000, or $0.00 per diluted share, for the same period in 2005. The results for the quarter ended December 31, 2006 included $1.2 million in after-tax charges associated with the previously announced decision to wind down mortgage operations effective as of year-end 2006. These after-tax charges, along with all mortgage-related revenue and expense components, have been reported in discontinued operations. Income from continuing operations for the quarter ended December 31, 2006 was $743,000 versus a loss of $221,000 for the same period last year.

Net income for the year ended December 31, 2006 was $2.5 million, or $0.27 per diluted share, versus $1.6 million, or $0.18 per diluted share, for the same period in 2005, an increase of 51%. Income from continuing operations was $2.5 million for the year ended December 31, 2006 compared to $1.3 million for the previous year, an increase of 92%.

"We lost momentum late in the 4th quarter 2006 due primarily to credit quality issues that surfaced in our mortgage operations and led to our decision to completely wind down our mortgage operations. We chose, therefore, to focus on core banking exclusively going forward and eliminate future earnings volatility," stated Carroll C. Markley, President and CEO. "While our overall performance in 2006 was less than satisfactory, we believe that the core banking franchise will be enhanced in the long term by eliminating mortgage operations."

Income Statement Overview

Return on average assets and return on average equity for the year ended December 31, 2006 were 0.50% and 5.05%, respectively, as compared to 0.39% and 3.36% for the same period in 2005. The improvement in net income and profitability was attributable in large measure to improved operating efficiency. The Company's efficiency ratio improved from 78.7% in 2005 to 73.3% in 2006. The net interest margin declined from 3.44% in 2005 to 2.85% in 2006 due to changes in balance sheet composition, revised deposit pricing strategies implemented during 2006, and the negative effects of the inverted yield curve on borrowing costs. Although the nonperforming assets to total assets ratio increased, overall asset quality for loans held for investment remained strong. Credit quality issues exist in the loans held for sale portfolio, and reserves have been separately established for potential exposure.

Balance Sheet Overview

Comparing December 31, 2006 to December 31, 2005, investments increased 38% as the Company executed an investment leveraging strategy early in 2006. Net loans increased by $46.9 million, with the bulk of the increase reflected in loans secured by commercial or residential real estate, while loans held for sale increased by $18.1 million. Total deposits increased by $183.7 million. The bulk of this increase was driven by successful time deposit promotion. The Company is also effectively leveraging its capital base, with its ratio of equity to assets at 8.58% at December 31, 2006, down from 11.31% at December 31, 2005.

Non-GAAP Presentations

To supplement the unaudited financial highlights that accompany this news release and are presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed, in this news release and the accompanying financial highlights, "core earnings", which is a non-GAAP measure of operating results that excludes certain non-recurring items. In this news release and the accompanying financial highlights, net income is discussed both as reported (on a GAAP basis) and as excluding the impact of certain items, which are comprised of after-tax charges related to the mortgage operations wind-down in 2006, after-tax charges in 2005 related to writing off transaction costs associated with the attempted acquisition of Albemarle First Bank, which was terminated during the fourth quarter 2005, and after-tax securities losses incurred in the fourth quarter 2005 to improve the investment portfolio risk profile.

Management believes the presentation of core earnings provides useful information to investors regarding the underlying business trends and performance of the Company and is useful for period-over-period comparisons of such operations. While the Company believes that this financial measure is useful in evaluating the Company's business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP measure may not be the same as similar measures presented by other companies. See "Reconciliation of GAAP Net Income to Core Earnings" for the three months ended December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 included with this release for a reconciliation of core earnings to GAAP net income.

This press release also refers to the efficiency ratio, which is computed by dividing noninterest expense less pre-tax non-recurring items by the sum of fully taxable equivalent net interest income and noninterest income exclusive of pre-tax non-recurring items. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operating efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors;

changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with seven banking offices - five in Northern Virginia (Reston (2), Great Falls, Herndon and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The bank's internet address is www. millenniumbank.com.

Contacts:

Carroll C. Markley, President and CEO

(703) 464-1970

Dale G. Phelps, CFO

(703) 464-1962

Millennium Bankshares Corporation
Financial Highlights
(Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands, except per share data)	December 31,		%	December 31,		%
	2006	2005	Change	2006	2005	Change
Operations
Interest income (1)	$8,543	$6,213	37.5	29,105	23,581	23.4
Interest expense (1)	5,503	3,167	73.8	17,383	10,983	58.3
Net interest income	3,040	3,046	(0.2)	11,722	12,598	(7.0)
Provision for loan losses (1)	(173)	74	(333.8)	(19)	412	(104.6)
Net interest income after provision
for loan losses	3,213	2,972	8.1	11,741	12,186	(3.7)
Other income (loss)(1)	350	(171)	(304.7)	1,531	1,464	4.6
Operating expense (1)	2,640	3,274	(19.4)	10,275	11,825	(13.1)
Income (loss) from continuing operations before income taxes	923	(473)	(295.1)	2,997	1,825	64.2
Income tax expense (1)	180	(252)	(171.4)	484	514	(5.8)
Income (loss) from continuing operations	743	(221)		2,513	1,311	91.7
Income (loss) from discontinued operations (net of tax)	(943)	206		(51)	323	(115.8)
Net income	(200)	(15)	1,233.3	2,462	1,634	50.7

Reconciliation of GAAP Net Income to Core Earnings
Net Income	(200)	(15)		2,462	1,634
Add securities losses, net of tax, included in other income
incurred in 2005 to improve investment portfolio risk profile	-	137		-	137
Add merger-related expenses, net of tax, included in
operating expense, from the proposed acquisition of
Albemarle First Bank which was terminated on
November 28, 2005	-	339		-	339
Add mortgage wind-down charges, net of tax,
included in discontinued operations	1,198	-		1,198	-
Core earnings	998	461	116.5	3,660	2,110	73.5

Per Share Data
Basic earnings per share from continuing operations	0.08	(0.03)	(366.7)	0.28	0.15	86.7
Diluted earnings per share from continuing operations	0.08	(0.02)	(500.0)	0.27	0.15	80.0
Basic earnings per share from discontinued operations	(0.11)	0.02	(650.0)	(0.01)	0.04	(125.0)
Diluted earnings per share from discontinued operations	(0.10)	0.02	(600.0)	(0.01)	0.04	(125.0)
Basic earnings per share	(0.02)	0.00	-	0.28	0.19	47.4
Diluted earnings per share	(0.02)	0.00	-	0.27	0.18	50.0
Book value per share	5.66	5.39	5.0
Closing stock price	9.32	8.65	7.7
Weighed average shares-Basic	8,924,256	8,819,279		8,902,634	8,798,106
Weighted average shares-Diluted	9,124,363	8,995,512		9,186,931	8,939,952

Selected Average Balance Sheet Data
Investments	168,069	116,807	43.9	152,486	114,244	33.5
Loans, net (including loans held for sale)	356,363	279,696	27.4	306,019	281,248	8.8

Total assets	588,653	415,031	41.8	494,142	415,356	19.0
Deposits	478,086	291,496	64.0	372,769	298,789	24.8
Borrowings	56,700	74,195	(23.6)	69,979	65,714	6.5
Shareholders' equity	50,701	47,775	6.1	48,747	48,697	0.1

Performance Ratios
Return on average assets	(0.13)%	(0.01)%		0.50%	0.39%
Return on average equity	(1.57)%	(0.12)%		5.05%	3.36%
Net interest margin	2.54%	3.34%		2.85%	3.44%
Efficiency ratio (2)	73.18%	87.87%		73.26%	78.70%
Nonperforming assets to total assets	0.59%	0.18%
Net charge-offs to average loans	(0.05)%	0.02%		(0.02)%	0.05%
Allowance for loan losses to loans held for investment	1.15%	1.28%

	December 31,	December 31,
Selected Balance Sheet Data	2006	2005
Investments	177,152	128,365	38.0
Loans, net of allowance for loan losses	295,056	248,203	18.9
Loans, held for sale	40,148	22,044	82.1
Total assets	592,445	421,515	40.6
Deposits	482,729	298,996	61.4
Borrowings	55,900	73,215	(23.6)
Shareholders' equity	50,494	47,693	5.9

(1) Conforms all periods for discontinued operations presentation
(2) Operating expense less pretax merger related expense of $513 thousand (for 2005 only) divided by fully taxable equivalent net interest income plus other income exclusive of pretax securities losses of $208 thousand (for 2005 only)